Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Nexalin Technology, Inc. (the “Company”) on Form S-1 (No. 333-283960 and 333-279684) and on Form S-3 (No. 333-286711) of our report dated March 25, 2026, with respect to the consolidated financial statements of the Company included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

March 25, 2026